Parker Drilling Announces Debt Reduction
Company Utilizes Its Strong Cash Position for Voluntary Debt Payment
Aligns with the Company’s Strategy to Strengthen Returns
HOUSTON, September 20, 2019 /PRNewswire/ -- Parker Drilling Company (NYSE: PKD) ("Parker" or the "Company") today announced it has made a voluntary prepayment of $35,000,000 in principal plus $1,023,750 of associated accrued interest on its Second Lien Term Loan. As a result of this payment, the Company reduced its long-term debt balance from $211.1 million, as of June 30, 2019, to approximately $176 million.
The debt prepayment was funded with excess cash on hand. The Company remains committed to maintaining a strong liquidity position, which also consists of an undrawn $50 million revolving credit facility.
“We are pleased to continue making strides in our ongoing efforts to strengthen our business and improve returns on capital,” said Gary Rich, President and Chief Executive Officer. “Today’s deleveraging announcement provides a compelling savings in interest expense, both cash and payment-in-kind, and further improves our company’s financial position.”

CAUTIONARY STATEMENT ON FORWARD LOOKING STATEMENTS

This press release contains certain statements that may be deemed "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements in this press release other than statements of historical facts addressing activities, events or developments the Company expects, projects, believes, or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes its expectations stated in this press release are based on reasonable assumptions, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company that could cause actual results to differ materially from those implied or expressed by the forward-looking statements. For more information, see "Risk Factors" in the Company's Annual Report filed on Form 10-K with the Securities and Exchange Commission and other public filings and press releases. Each forward-looking statement speaks only as of the date of this press release and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Parker Drilling
Parker Drilling provides drilling services and rental tools to the energy industry. The Company's Drilling Services business serves operators through the use of Parker-owned and customer-owned rig fleets in select U.S. and international markets, specializing in remote and harsh environment regions. The Company's Rental Tools Services business supplies premium equipment and well services to operators on land and offshore in the U.S. and international markets. More information about Parker Drilling can be found on the Company's website at www.parkerdrilling.com.

Contact:
Nick Henley
Director, Investor Relations
(+1) (281) 406-2082
nick.henley@parkerdrilling.com